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                                    September 30, 1997




SPACEHAB, Incorporated
1595 Spring Hill Road
Suite 360
Vienna, Virginia 22182

Ladies and Gentlemen:

            I am acting as counsel to SPACEHAB, Incorporated (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of Common Stock, no par value per share (the "Shares"), to be offered pursuant to the SPACEHAB, Incorporated 1997 Employee Stock Purchase Plan (the "Plan"). In connection therewith, I have examined or am otherwise familiar with the Company's Articles of Incorporation, the Company's By-Laws, each as amended to date, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as I have deemed necessary for the purposes of this opinion. I am the General Counsel of the Company.

            Based upon the foregoing, I am of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

            I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ William S. Dawson

                                    William S. Dawson




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